CHARYS HOLDING COMPANY, INC. REMOVES IN EXCESS OF $10MILLION IN CONTINGENT LIABILITIES AND INCREASES SHAREHOLDER VALUE BY FULFILLING THE EQUITY REQUIREMENTS FOR ACQUIRING CCI TELECOM INC. AND METHOD IQ, INC.


ATLANTA -- May 12, 2006 -- Charys Holding Company, Inc. ("Charys" or "Company") (OTCBB:CHYS), a leading turnkey provider of Integrated Infrastructure & Communications services, announced today that it has fulfilled its obligations to the shareholders and owners of CCI Telecom, Inc.("CCI"), CCI Associates LTD., and Method IQ, Inc. ("MIQ") relative to the acquisition of CCI and MIQ, and in the acquisition of certain real estate from CCI Associates -- removing over $10 million in contingent liabilities and canceling all obligations to issue additional common shares as part of the acquisition purchase prices.

Charys completed the acquisitions of CCI in March 2005 and real estate from CCI Associates in May, 2005 and finalized the acquisition of MIQ in December 2005, whereby a significant portion of the purchase price of these companies was accommodated by Charys issuing shares of its common stock. The agreements associated with these share issuances were based upon "make-whole" prices ranging between $4.25 and $4.50 per share, whereby the Company's common shares had to trade above these prices for a certain period of time. If within a period of two years from the respective closing of each acquisition, these pricing and trading benchmarks were not met, Charys would have had to issue additional shares to "make-whole" the monetary value associated with the equity component for each acquisition's purchase price.

Billy V. Ray, Jr., Chairman and CEO of Charys, said, "The fulfillment of these obligations is a great relief to the Company and significantly improves our shareholders' equity. The recent positive market response to the Company's achievements in sales growth, improving profitability, and completing several strategic acquisitions has enabled us to remove over $10 million in contingent liabilities associated with acquiring CCI, the real estate from CCI Associates and the acquisition of MIQ. This is a major milestone for the Company that positions us to accommodate future financings and acquisitions by relieving the financial burden and potential share overhang associated with having to issue additional shares above and beyond the original equity issuances. "

The underlying common shares associated with these make-whole agreements are currently restricted and were filed for resale in the Company's original and amended SB-2 filing, dated February 17, 2006 and February 27, 2006, respectively. Additional details relative to these transactions can be found in the Company's public filings at www.sec.gov.

ABOUT CHARYS HOLDING COMPANY, INC.

Headquartered in Atlanta, Georgia, Charys Holding Company, Inc. (OTC Bulletin
Board: CHYS.OB) is a publicly traded company focusing on the fragmented and underserved segment referred to as The Integrated Infrastructure Services Segment. This segment varies widely in scope, but is fundamentally focused on upgrading the underpinning, infrastructure, and back office operations of the telecommunication, cable, electric, and Internet industries serving consumers, businesses and government entities. Charys' principle strategy is to acquire, through mergers and acquisitions, companies that support this underserved segment. For more information about Charys visit http://www.charys.com.
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
NOTE: The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Some statements in this release, including statements regarding management's expectations for future financial results and access to capital markets, are forward-looking statements. Investors are cautioned that these forward-looking statements regarding Charys Holding Company, Inc., its operations and its financial results involve risks and uncertainties, including without limitation risks of accessing capital markets on terms acceptable to Charys, downturns in economic conditions generally and in the telecommunications and data communications markets; risks in product development and market acceptance of and demand for Charys products; risks of failing to attract and retain key managerial and technical personnel; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks related to intellectual property rights and litigation; risks in technology development and commercialization.


     Company Contact:
     Morgan Ralph DeLucia
     Vice President - Investor Relations
     Charys Holding Company, Inc.
     678-443-2307
     Fax: 678-443-2320
     rdelucia@charys.com
     -------------------

     Investor Relations Contact:
     Corporate Evolutions, Inc.
     Fred Lande
     516-482-6565
     Fax: 516-482-6099
     info@corporateevolutions.com
     ----------------------------